Exhibit 10(g)

2020 LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

Participant:
Date of Grant:	June 12, 2020
Target Cash Amount:
Maximum Cash Amount:

1.     Grant of LTIP Award. For valuable consideration, receipt of which is hereby acknowledged, Hovnanian Enterprises, Inc., a Delaware Corporation (the "Company"), hereby grants the Long-Term Incentive Program award opportunity (the "Award") listed above to the Participant, on the terms and conditions hereinafter set forth. The Award granted hereunder is made as a standalone award, separate and apart from, and outside of, the 2020 Company Stock Incentive Plan (the "Plan"), and shall not constitute an Award granted under or pursuant to that Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan and the 2020 Long-Term Incentive Program adopted in connection with the Plan (the "LTIP"), which Plan and LTIP, as amended from time to time, shall apply to the Award as though the Award had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the Award shall be subject to such terms, conditions and definitions which are hereby incorporated herein by reference and made a part hereof. Notwithstanding the foregoing, the Award shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to awards under the Plan or for purposes of calculating the award limitations under the Plan (including pursuant to Section 3 of the Plan). The Award represents an unfunded, unsecured right of the Participant to receive cash payments on the date(s) specified under the LTIP, subject to the performance and time vesting conditions set forth thereunder. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the LTIP, as applicable. A copy of the LTIP is attached hereto as Exhibit A.

2.     Amount of Award; Vesting and Timing of Payments. The target amount of the Award listed above represents the amount of cash that the Participant will be eligible to receive if the performance levels achieved during the Performance Period correspond to a payout level of 100% of target under the terms of the LTIP, assuming the time vesting requirements set forth under the LTIP are also met. The actual amount of cash payable in respect of the Award may be more or less than the targeted amount, and the amounts (if any) that become payable under the Award will be paid to the Participant at such times and subject to such performance and time vesting conditions as set forth under the LTIP.

3.     No Right to Continued Employment. Neither the Plan, the LTIP nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant, free from any liability or any claim under the Plan, the LTIP or this Agreement, except as otherwise expressly provided herein.

4.     No Acquired Rights. The Participant acknowledges and accepts that the Board and the Committee have the power to amend or terminate the Plan and the LTIP, to the extent permitted thereunder, at any time and that the granting of this Award to the Participant is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that this Award is not to be considered part of any normal or expected compensation and that the termination of the Participant's employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement, the Plan or the LTIP that may arise as a result of such termination of employment.

5.     Transferability. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 5 shall be void and unenforceable against the Company or any Affiliate.

6.     Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer of cash due under this Agreement, or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement, and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Notwithstanding the foregoing, if the Participant's employment with the Company terminates prior to the payment or transfer of all of the cash under this Agreement, the payment of any applicable withholding taxes with respect to any further payments of cash under this Award shall be made solely through withholding of cash otherwise payable under this Agreement in amounts equal to the statutory minimum withholding liability.

7.     Non-Solicitation Covenants.

(a)     The Participant acknowledges and agrees that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i)     solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

(ii)     solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

(iii)     directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b)     It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.     Specific Performance. The Participant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9.     Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

10.     Plan and LTIP. By entering into this Agreement, the Participant agrees and acknowledges that a copy of the Plan and the LTIP has been made available to the Participant. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or LTIP, the applicable terms and provisions of the Plan and LTIP will govern and prevail.

11.     Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.     409A. Notwithstanding any other provisions of this Agreement, the Plan or the LTIP, this Award shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of cash under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code (including due to the Participant’s status as a "specified employee" within the meaning of Section 409A of the Code), the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HOVNANIAN ENTERPRISES, INC.
By:

PARTICIPANT

By:

1. Purpose

The purpose of the 2020 Long-Term Incentive Program ("LTIP") is to aid the Company in retaining key employees and to motivate them to exert their best efforts on behalf of the Company. The LTIP has been adopted pursuant to the terms of the 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the "2020 Plan") and is intended to incentivize achievement of certain Pre-tax Profit goals and certain Adjusted EBIT Return on Inventory goals. Capitalized terms used herein without definition have the meanings assigned to such terms under the 2020 Plan.

2. Participants

The Compensation Committee will designate the Participants who will be granted incentive awards under the LTIP, with the first such awards to be granted on or about June 12, 2020 (the "Initial Grant Date"). Additional Associates may be eligible to participate at the discretion of the Compensation Committee or at the discretion of the Company’s Chief Executive Officer (to the extent that the Compensation Committee has delegated granting authority to the Chief Executive Officer). The awards for Participants who are selected by the Compensation Committee to participate after the Initial Grant Date will be determined based on actual performance for the full Performance Period (as defined below) and will be prorated based on the number of full months of eligible service completed during the thirty-six (36) month Performance Period, subject to the vesting requirements outlined below in section 6.

3. Performance Period

The LTIP "Performance Period" commenced on November 1, 2019 and will end on October 31, 2022.

4. Details

Each Participant will be eligible to receive an award based on the achievement of certain cumulative Pre-tax Profit levels in fiscal years 2020 through 2022, and certain Average Adjusted EBIT Return on Inventory levels for fiscal years 2020, 2021 and 2022.

For purposes of the LTIP, "Pre-tax Profit" is defined as income (loss) before income tax expense and before income (loss) from unconsolidated joint ventures as reflected on the Company's audited financial statements plus income (loss) before income tax expense for the Company's unconsolidated joint ventures as reflected on their respective financial statements for the thirty-six month period ending October 31, 2022, excluding the impact of any items deemed by the Committee to be unusual or nonrecurring items and excluding losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs. "Average Adjusted EBIT Return on Inventory" is defined as the average of the quotients resulting from dividing (A) Adjusted EBIT by (B) Average Inventory for each of fiscal years 2020, 2021 and 2022. "Adjusted EBIT" is determined from the Company’s audited financial statements, excluding the impact of any items deemed by the Committee to be unusual or nonrecurring items and excluding losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs. "Average Inventory" equals the average of the ending inventory balances from the Company’s audited balance sheet, excluding capitalized interest and consolidated inventory not owned, for each of the five consecutive fiscal quarters ending with the last quarter of the fiscal year.

The following table illustrates the percent of the target award that can be achieved at each performance level. Awards will be interpolated between performance levels but will not be extrapolated above the maximum performance levels listed below.

Average Adjusted EBIT Return on Inventory for FY 2020, FY 2021 and FY 2022
		10.50% or less	12.00%	13.50%	15.00%	16.50%	18.00%	19.50% or more
Cumulative Pre-tax Profit for FY 2020 through FY 2022 (in millions)	$100 or more	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award	225% of target award	250% of target award
	$75	75% of target award	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award	225% of target award
	$50	50% of target award	75% of target award	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award
	$25	0% of target award	15% of target award	30% of target award	45% of target award	60% of target award	75% of target award	90% of target award
	Less than $25	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award

5. Examples

a.

If cumulative Pre-tax Profit for fiscal years 2020 through 2022 is $50 million and Average Adjusted EBIT Return on Inventory for fiscal years 2020, 2021 and 2022 is 13.50%, a Participant would achieve an award equal to one hundred percent (100%) of the target award, subject to the vesting requirements in section 6.

b.

If cumulative Pre-tax Profit for fiscal years 2020 through 2022 is $95 million and Average Adjusted EBIT Return on Inventory for fiscal years 2020, 2021 and 2022 is 14.40%, the Participant would achieve an award equal to one hundred and sixty percent (160%) of the target award (calculated by linear interpolation from the performance goals listed on the chart), subject to the vesting requirements in section 6.

c.

If cumulative Pre-tax Profit for fiscal years 2020 through 2022 is $25 million and Average Adjusted EBIT Return on Inventory for fiscal years 2020, 2021 and 2022 is 12.00%, a Participant would achieve an award equal to fifteen percent (15%) of the target award, subject to the vesting requirements in section 6.

6. Payout Method and Conditions For Earning Award

The award is denominated one-hundred percent (100%) in cash.

a.

Except as provided in Section 6(b) – (e) below, as a condition of earning each portion of the award, Participants must be employed through the vesting dates outlined below. The vesting percentages relate to the award value as of 10/31/2022.

i.	Sixty percent (60%) of the award will become vested on 10/31/2022 and payable in January 2023

ii.	Twenty percent (20%) of the award will become vested on 10/31/2023 and payable in January 2024

iii.	Twenty percent (20%) of the award will become vested on 10/31/2024 and payable in January 2025

Suppose an original Participant’s target award is $120,000.00. Under this example, if the Participant earns one hundred and fifty percent (150%) of the target award, based on actual performance achievement, subject to the vesting requirements in this section 6, the Participant will be eligible to receive a cash award of $180,000.00 ($120,000.00 target cash award x 150%).

Per the vesting schedule, the award vests sixty percent (60%) on 10/31/2022, twenty percent (20%) on 10/31/2023 and twenty percent (20%) on 10/31/2024. Sixty percent (60%) of the total award value as of 10/31/2022 is $108,000.00 ($180,000.00 x 60%), so that amount will vest on 10/31/2022 and be paid in January 2023.

On 10/31/2023, an additional twenty percent (20%) of the total award value as of 10/31/2022, or $36,000.00 ($180,000.00 x 20%), is scheduled to vest and be paid in January 2024.

On 10/31/2024, the final remaining $36,000.00 portion of the award is scheduled to vest and be paid in January 2025.

b.

In the event a Participant ceases to be employed by the Company due to death prior to the end of the Performance Period, the Participant’s beneficiary will be eligible for a prorata award payable in January 2023. The award will be determined based on actual performance for the full Performance Period and will be prorated based on the number of full months of eligible service completed during the thirty-six (36) month Performance Period. In the event a Participant ceases to be employed by the Company due to death following the end of the Performance Period, the Participant’s beneficiary will be eligible to receive any unpaid, earned portion of the award within seventy-five (75) days.

c.

In the event a Participant ceases to be employed by the Company due to Disability prior to the end of the Performance Period, the Participant will be eligible to receive a prorata award on the scheduled payout dates. The award will be determined based on actual performance for the full Performance Period and will be prorated based on the number of full months of eligible service completed during the thirty-six (36) month Performance Period. In the event a Participant ceases to be employed by the Company due to Disability following the end of the Performance Period, the Participant will be eligible to receive any unpaid, earned portions of the award on the scheduled payout dates as if there was no termination of employment.

d.

In the event a Participant ceases to be employed by the Company due to "Retirement" prior to the end of the Performance Period, but only if the Participant is employed for at least one-third of the Performance Period, the Participant will be eligible to receive a prorata award on the scheduled payout dates. The award will be determined based on actual performance for the full Performance Period and will be prorated based on the number of full months of eligible service completed during the thirty-six (36) month Performance Period. In the event a Participant ceases to be employed by the Company due to "Retirement" following the end of the Performance Period, the Participant will be eligible to receive any unpaid, earned portions of the award on the scheduled payout dates as if there was no termination of employment. "Retirement" shall mean termination of employment on or after age 60, or on or after age 58 with at least 15 years of "Service" to the Company and its Subsidiaries immediately preceding such termination of employment. For this purpose, "Service" means the period of employment immediately preceding Retirement, plus any prior periods of employment with the Company and its Subsidiaries of one or more years' duration, unless they were succeeded by a period of non-employment with the Company and its Subsidiaries of more than three years' duration.

e.

If a Change in Control occurs while awards remain outstanding under the LTIP, then (x) if such Change in Control occurs prior to October 31, 2022 any outstanding awards will be deemed earned at target level performance and (y) all earned awards (including any earned pursuant to the preceding clause (x)) will remain eligible to vest on the scheduled vesting dates subject to meeting the employment requirements described above; provided, however, that (i) in the event the Participant is involuntarily terminated without Cause or the Participant terminates employment for Good Reason, in either case, within two years following the Change in Control, then the remaining portion of such Participant’s earned award shall become fully vested and immediately payable to the Participant; (ii) in the event the Participant terminates employment due to Retirement or Disability within two years following the Change in Control, then the Participant’s earned award (as determined under Section 6(c) or (d) above)) shall become immediately payable to the Participant; (iii) in the event that the surviving corporation following the Change in Control is not publicly traded, then the outstanding awards shall be deemed fully vested as of the Change in Control date and, to the extent permissible under Section 409A of the Code and the regulations thereunder (including, without limitation, the plan termination rules thereunder), shall be immediately payable following the Change in Control; and (iv) amounts payable upon or following a Change in Control will be subject to delay in payments to the extent necessary to avoid subjecting the Participant to additional or accelerated taxes under Section 409A of the Code.

For purposes of the LTIP, "Cause" shall mean the occurrence of any of the following: (a) the willful and continued failure of the Participant to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Participant by the Company, which specifically identifies the manner in which the Company believes the Participant has not substantially performed his or her duties; (b) dishonesty in the performance of the Participant's duties with the Company; (c) the Participant's conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting a felony or a misdemeanor involving moral turpitude; (d) the Participant's willful malfeasance or willful misconduct in connection with the Participant's duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or (e) the Participant's breach of the provisions of Section 10 of the award agreement governing the LTIP award.

For purposes of the LTIP, "Good Reason" shall mean the occurrence of any of the following, without the Participant's express written consent: (a) any material diminution in the Participant's duties, titles or responsibilities with the Company from those in effect immediately prior to a Change in Control or (b) any reduction in the Participant's annual base salary or any material reduction in the Participant's annual bonus opportunity, annual equity awards or Long-Term Incentive Program awards from the Participant's annual base salary or annual bonus opportunity, annual equity awards or Long-Term Incentive Program awards in effect immediately prior to a Change in Control. Notwithstanding the foregoing, no event shall constitute Good Reason unless the Participant provides the Company with written notice of such event within 60 days after the occurrence thereof and the Company fails to cure or resolve the behavior otherwise constituting Good Reason within 30 days of its receipt of such notice.

7.	Non-Solicitation Covenants

a.

Each Participant shall be required as a condition to receiving the award to acknowledge and agree that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

i.

solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

ii.

solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

iii.	directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

b.

It shall be expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this LTIP is an unenforceable restriction against the Participant, the provisions of this LTIP shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this LTIP is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.	Specific Performance

Each Participant shall acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant shall agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this LTIP and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9.	Amendments

The Committee may amend, alter or discontinue the LTIP at any time, provided that no such amendment, alteration or discontinuation shall be made that would materially adversely affect the rights of a Participant with respect to a previously granted award hereunder without such Participant’s consent.